Exhibit 10.2
Execution Version

FORM OF THREE-YEAR COPSYNC, INC. PROMISSORY NOTE

(Originally Issued in 2014)

_____________, 2014	$________

This Promissory Note (this Note") has been issued in connection with an advancement of funds by ___________ (the “Payee”) to COPsync, Inc., a Delaware corporation ("COPsync"), comprised of a [$x] advance on or about ____________, 2014.

1.   FOR VALUE RECEIVED, COPsync hereby unconditionally promises to pay to the Payee the principal sum of $[1.5x] (__________________ DOLLARS AND NO CENTS), in lawful money of the United States of America, according to the following schedule (or immediately following business day):

Payment Date	Payment Amount
6 month note anniversary	[.075x]
12 month note anniversary	[.075x]
18 month note anniversary	[.225x]
24 month note anniversary	[.225x]
30 month note anniversary	[.45x]
36 month note anniversary	[.45x]

3.      Prepayment.  This Note may not be prepaid in whole or in part.  Any payments received by the Lender on account of this Note shall be applied first to accrued and unpaid interest and then to the unpaid principal balance hereunder.

4.      Events of Default.

4.1 The following shall constitute events of default (individually an "Event of Default"):

(a) default in the payment, when due or payable, of an obligation to pay amounts due under this Note, which default is not cured by payment in full of the amount due within thirty (30) days from the date that the Company receives notice of the occurrence of such default; or

(b) filing of a petition in bankruptcy or the commencement of any proceedings under any bankruptcy laws by or against the Company, which filing or proceeding, is not dismissed within ninety (90) days after the filing or commencement thereof.

4.2 If an Event of Default shall occur and be continuing, the holder may, at the holder’s option, declare this Note to be immediately due and payable without further notice or demand, whereupon this Note shall become immediately due and payable without presentment, demand or protest, all of which are hereby waived by the Company.

5.  Waivers.  COPsync waives demand for payment, presentment, protest, notice of protest and non-payment, or other notice of default, notice of acceleration and intention to accelerate, and agrees that its liability under this Note shall not be affected by any renewal or extension in the time of payment hereof or any other indulgences and hereby consents to any and all renewals, extensions, indulgences, releases or changes.

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Execution Version

No waiver by Payee of any of its rights or remedies hereunder shall be considered a waiver of any other or subsequent right or remedy of Payee; no delay or omission in the exercise or enforcement by Payee of any such rights or remedies shall be construed as a waiver thereof; and no exercise or enforcement of any such rights or remedies shall be held to exhaust any such right or remedy.

6.  Usury Savings Clause.  Any provision herein, in any other document securing the payment of this Note, or in any other agreement or commitment between COPsync and Payee, whether written or oral, expressed or implied, to the contrary notwithstanding, Payee shall never be entitled to charge, receive, or collect, nor shall amounts received hereunder be credited as interest so that Payee shall be paid, a sum greater than interest at the maximum nonusurious interest rate, if any, that at any time may be contracted for, charged, received, or collected on the indebtedness evidenced by this Note under applicable law (the “Maximum Rate”).  It is the intention of the parties that this Note, and all other instruments securing the payment of this Note or executed or delivered in connection herewith, shall comply with applicable law.  If Payee ever contracts for, charges, receives, or collects, anything of value which is deemed to be interest under applicable law, and if the occurrence of any circumstance or contingency, whether acceleration of maturity of this Note, delay in advancing proceeds of this Note; or other event, should cause such interest to exceed interest at the Maximum Rate, any such excess amount shall be applied to the reduction of the unpaid principal balance of this Note or any other indebtedness owed to Payee by COPsync, and if this Note and such other indebtedness is paid in full, any remaining excess shall be paid to COPsync.  In determining whether or not the interest hereon exceeds interest at the Maximum Rate, the total amount of interest shall be spread throughout the entire term of this Note until its payment in full in a manner which will cause the interest rate on this Note not to exceed the Maximum Rate.

7.  Governing law.  This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Texas excluding (except for matters governed by the Uniform Commercial Code as in effect in the State of Texas from time to time) choice of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

COPSYNC, INC.

Ronald A. Woessner
Chief Executive Officer
______,  ___, 2014

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